Exhibit 10.1

November 5, 2024

Via email & Hand-delivery

[Email address]

Mr. Kirk Johnson

[Address]

Dear Kirk:

As discussed today in person, your employment with Old Dominion Electric Cooperative (“ODEC” or the “Company”) will end today, November 5, 2024 (“Last Day of Employment”). To aid you with the transition, ODEC will pay you and continue to pay your employer portion of health benefits through November 30, 2024 and payment for earned vacation. In addition, ODEC offers you the below severance opportunity. To accept the severance, please review the below information carefully with your counsel, execute where indicated, and return the agreement to Crystal Smith on or before December 3, 2024.

The terms of the severance are as follows:

1.
The Company will pay Kirk Johnson (the “Employee” or “you”) Three Hundred Eighty-Seven Thousand Seven Hundred Fifty-Nine Dollars ($387,759.00), minus applicable tax withholdings (the “Severance Payment”), which equates to one year of your current annual salary on the condition that you execute, timely return, and do not revoke this Agreement. After the Company receives this Agreement signed by the Employee, the Severance Payment will be paid out in a payment totaling one-month of your annual salary in December 2024, and the remainder paid in a lump sum at the first regular payroll in January 2025 following the expiration of the Revocation Period set out in paragraph 20 below.
2.
In consideration of the promises made by the Company herein, the Employee knowingly, willingly, and voluntarily releases and waives all rights, claims, damages (including, but not limited to, back pay, front pay, liquidated damages, compensatory damages, or punitive damages, attorneys’ fees and litigation costs), demands, obligations to date, known or unknown (hereinafter “rights and claims”) against the Company, and all persons acting by, through, under, or in concert with the Company, and regarding any aspect of the Employee’s employment with the Company, the subsequent ending of that employment, and any other events occurring prior to, and including the date the Employee executes this Agreement. These rights and claims include, but are not limited to, rights or claims under Age Discrimination in Employment Act of 1967, as amended, Older Workers Benefit Protection

November 5, 2024

Act, Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, Employment Retirement Income Security Act of 1974, as amended, Rehabilitation Act of 1973, as amended, Americans with Disabilities Act, as amended, Family and Medical Leave Act of 1993, as amended, Worker Adjustment and Retraining Notification Act of 1988, the National Labor Relations Act, the Genetic Information Nondiscrimination Act of 2008, the False Claims Act, the Sarbanes-Oxley Act, Virginia Human Rights Act, Virginians with Disabilities Act, tortious interference with business expectations or contract, breach of contract and any or all rights or claims for employment discrimination, retaliation, wrongful discharge, tortious discharge, breach of implied employment contract, promissory estoppels, invasion of privacy, negligence, defamation, fraud, outrageous conduct, intentional or negligent infliction of emotional distress, unpaid wages and any or all rights or claims under any other federal, state, county, city, or local statutes or under common law. This Agreement is not an admission by the Company that it has violated any common law, or any federal, state, county, city or local statute, or acted wrongfully toward the Employee in any way.

3.
This release and waiver section does not include a release of the Employee’s right, if any, to payments for the Company’s defined benefit and 401(k) plans and the right to continuation of coverage in the Company’s group health insurance plans as provided under COBRA.

4.
The Employee represents that the Employee has been paid all wages owed under all applicable state and federal laws.
5.
The Employee and the Company agree that the information contained in and the existence of this Agreement are strictly confidential and expressly covenant not to display, publish, disseminate or disclose the fact of severance or any terms of this Agreement to any person or entity other than the Employee may disclose to the Employee’s immediate family members and to Employee’s medical, tax, or legal advisors as needed for advice. The Company may disclose for business needs. Notwithstanding the confidentiality requirements in this paragraph, the Employee and the Company agree that they may state to third parties that “the Employee’s departure was due to the Company deciding to move in a different direction and that the Employee left the Company on good terms,” or similar language.
6.
Confidential Information. The Employee agrees to hold all Confidential Information and Trade Secrets in trust and strict confidence for the Company and its members, without disclosing such information to any third parties, whether contained in the Employee’s memory or embodied in writing or other physical form.

Confidential Information and Trade Secrets include, but are not limited to: estimating systems, computer software, bidding and pricing methods, contracts and contract forms, business practices, plans, policies, market analyses, financial analyses and related plans and compilations of information and records, pricing and rate lists, Company’s marketing plans,

November 5, 2024

procedures, software programs, financial or other trade secret information, the specific member needs and requirements, and leads and referrals to prospective members, development of bids and bid packages, pricing techniques and related products, management policies, and plans for the Company.

For purposes of this Agreement, Confidential Information and Trade Secrets are limited to information about the Company that is not generally known or available to the public, but has been developed, acquired, or compiled by the Company at great effort and expense.

7.
Noncompetition. For a period of one (1) year following the Last Date of Employment, Employee shall not, directly or indirectly, enter into or engage in the ownership, management, operation or control of, or act as a consultant, advisor, employee or contractor for, any person, company or entity to compete with the Company by offering Competitive Products or Services within the Restricted Area. Employee is only restricted from working for a company where that employment is for the purpose of performing the same type of work or service that the Employee performed for the Company.
8.
The Employee acknowledges that the Company is engaged in a highly competitive market, that the Company has provided to the Employee access to valuable Confidential Information and Trade Secrets and that the Company has expended substantial time and effort in training the Employee, and that the restrictive covenants contained herein are a reasonable and necessary protection of the legitimate business interests of the Company. The Employee acknowledges that the restrictive covenants contained herein are narrowly defined, unambiguous, reasonable, and do not unreasonably preclude the Employee from obtaining employment post-separation from the Company.
9.
The Employee and the Company agree that if litigation is necessary to enforce the terms of this Agreement, and as a result of the time involved in obtaining relief, the Company shall not be deprived of the benefit of the full period of the restrictive covenants. Accordingly, in the event of litigation, the terms of the restrictive covenants in this Agreement shall be deemed to have a duration computed from the date such relief is granted, reduced by any time between when the period of restriction began to run and the date of the first violation.
10.
The parties agree that a breach by Employee of any provision of this Agreement will cause the Company immediate, great and irreparable damage. Accordingly, in addition to any other available remedies, the Company shall be entitled to the remedies of injunction, specific performance, actual damages, the recovery of the costs and attorneys’ fees the Company expends in seeking enforcement of this Agreement, and other equitable relief in the event of a breach of this Agreement by Employee. The existence of any claim or cause of action of Employee, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Company of any provision of this Agreement.

November 5, 2024

11.
Definitions. The following definitions apply to this Agreement:

(a)
“Competitive Products or Services” means those products or services that are substantially similar to the products or services that Employee provided on behalf of the Company during Employee’s last twelve (12) months of employment with the Company. Products or services that the Company no longer offers for sale are not Competitive Products or Services.

(b)
“Restricted Area” means the geographic area where the Company provided electric service during the last twelve (12) months of Employee’s employment with the Company.

12.
Return of Property. Employee certifies that he has returned to the Company all Company property, including, but not limited to, Confidential Information, member lists, price lists, documents, drawings, computer software, bid and contract packages, forms, files, vendor lists, employee lists, agreements, and all copies of any of the same, keys, credit cards, etc., belonging or relating to the Company which Employee made or received during the course of Employee’s employment and which are in Employee’s possession or under Employee’s control. Employee agrees to return to the Company all books, records, lists and other written, typed, printed or other materials, whether furnished by the Company or prepared by Employee, which contain any Confidential Information and agrees not to make nor retain any copies of such materials.
13.
Employee agrees not to make any critical, negative or disparaging remarks about the Company, its agents, employees, or representatives. Similarly, the Company will direct its Senior Management Team and its Vice Presidents not to make any critical, negative or disparaging remarks about the Employee.
14.
The Employee will return all Company property before any Severance Payment is released to the Employee. Company property includes, but is not limited to, computer, iPad, tools, badges, cell phone, keys, etc.

15.
This Agreement shall be construed, interpreted, and enforced according to Virginia law, without regard to the choice of law provisions thereof. The appropriate venue to resolve any disputes over or concerning this Agreement shall exclusively be in United States District Court for the Eastern District of Virginia, Richmond Division, or the Circuit Court for the County of Henrico, Virginia. All jurisdictional requirements and objections to venue are deemed expressly waived by signing this Agreement below. In the event of litigation relating to the subject matter of this Agreement, the prevailing party shall be entitled to receive from the other party its reasonable attorneys’ fees and costs.

November 5, 2024

16.
The provisions of this Agreement are severable. If any provision is found to be unenforceable, all other provisions shall remain fully valid and enforceable.
17.
This Agreement may be executed in one or more counterparts, and all such counterparts will constitute one and the same instrument.
18.
This Agreement sets forth the entire agreement between the Employee and the Company relating to the Employee’s employment and end of employment and supersedes any other prior agreements or understandings between the Employee and the Company.
19.
Furthermore, the Employee acknowledges that:
(a)
The Employee was advised that Employee could consider this Agreement for twenty-one (21) days, and the Company agreed to extend the twenty-one-day deadline to consider this Agreement to December 3, 2024. The Employee acknowledges that, if Employee signs this Agreement prior to the expiration of the twenty-one (21) day consideration period (which has been extended to December 3, 2024), the Employee is voluntarily waiving Employee’s right to consider this Agreement for twenty-one (21) days (which has been extended to December 3, 2024). The Employee acknowledges Employee has been given a reasonable period within which to consider this Agreement;
(b)
The Employee has read this entire Agreement and fully understand its terms;
(c)
The Employee was advised to consult with an attorney prior to signing this Agreement and the Employee has had the opportunity to review this Agreement with an attorney; and
(d)
The Employee is voluntarily entering into this Agreement.

November 5, 2024

20.
This Agreement shall not become effective or enforceable until seven (7) days following its execution by the Employee. Prior to the expiration of this seven-day period, the Employee may revoke assent to the release of any ADEA claim by giving written notice to the Company (the “Revocation Period”) by delivery to:

Crystal Smith

VP of Human Resources

Old Dominion Electric Cooperative

4201 Dominion Blvd.

Glen Allen, VA 23060

DELIVERY OF SUCH NOTICE OF REVOCATION SHALL BE DEEMED GIVEN ONLY UPON CONFIRMED WRITTEN RECEIPT THEREOF.

Accepted by	/s/ Kirk Johnson
Kirk Johnson
Date:	12/3/2024

Sincerely,

Crystal Smith

VP Human Resources

[phone number]

[email address]